Exhibit 3.45

State of Missouri Robin Carnahan, Secretary of State	File Number: 200605990182 LC0720408 Date Filed: 02/28/2006 Robin Carnahan Secretary of State

Articles of Organization

1.	The name of the limited liability company is:

Green America Recycling, LLC

2.	The purpose(s) for which the limited liability company is organized:

The transaction of any lawful business for which a limited liability company may be organized under the Missouri Limited Liability Company Act, Chapter 347 RSMo.

3.	The name and address of the limited liability company’s registered agent in Missouri is:

Mark W. Strieker	14755 North Outer 40, Suite 514, Chesterfield MO 63107
Name	Address

4.	The management of the limited liability company is: ☒ Manager ☐ Member

5.	The duration (period of existence) for this limited liability company is:

Perpetual

6.	The name(s) and street address(es) of each organizer:

Mark L. Stoneman, One Metropolitan Square, Suite 2600, St. Louis MO 63102

In Affirmation thereof, the facts stated above are true and correct:

(The undersigned understands that false statements made in this filing are subject to the penalties provided under Section 575.040, RSMo)

Mark Stoneman

(Organizer Name)